Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-3 No. 333-192327 of Energy Transfer Equity, L.P.

(2)	Registration Statement on Form S-3 No. 333-146300 of Energy Transfer Equity, L.P.

(3)	Registration Statement on Form S-8 No. 333-146298 pertaining to the Long-Term Incentive Plan of Energy Transfer Equity, L.P.
of our report dated March 1, 2013, with respect to the consolidated statements of comprehensive income, equity and cash flows of Sunoco Logistics Partners L.P., included in this Current Report (Form 8-K) of Energy Transfer Equity, L.P. which includes the adjusted consolidated financial statements of Energy Transfer Equity, L.P. for the consolidation of an entity under common control.

/s/Ernst & Young LLP
Philadelphia, Pennsylvania
November 24, 2015